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UNITED AUTO GROUP, INC.                                         PRESS RELEASE
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Contact:      Robert Nelson                                  Robert Amen
              Chief Financial Officer                        Amen & Associates
              212-223-3300                                   203-629-2244

FOR IMMEDIATE RELEASE

                 UNITED AUTO GROUP ANNOUNCES MANAGEMENT CHANGES

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      Founder Marshall S. Cogan Named Chairman and Chief Executive Officer,
                  Succeeding Chairman and CEO, Carl Spielvogel

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      Company to Continue Search for President and Chief Operating Officer

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NEW YORK, NEW YORK, March 7, 1997 - The Board of Directors of United Auto Group,
Inc. (NYSE: UAG), the nation's second largest publicly-traded automotive retailer, today named Marshall S. Cogan, Chairman and Chief Executive Officer, effective April 17, 1997, the date of the Company's annual meeting.

     Mr. Cogan is the Company's founder, Vice Chairman and Chairman of the Executive Committee. He will be responsible for United Auto's strategic direction and acquisitions policy.

     Mr. Cogan succeeds Carl Spielvogel, who has resigned as Chairman and Chief Executive Officer, a position he held since 1994. Mr. Spielvogel has also informed the Board that he will not stand for re-election as a Director.

     Mr. Cogan said, "Carl has helped build United Auto into the leading publicly-traded independent automotive retailer. The Board of Directors appreciates his many contributions, including the progress he made in gaining recognition for the Company and instilling a philosophy of excellence in our 41 dealerships."

     "I am enthusiastic about the opportunity to lead the important next stage of United Auto's development, one focused on building shareholder value through prudent acquisitions and enhanced revenues from higher margin aftermarket products. My personal challenge as CEO will be to benchmark the best practices in our business across all of our brands and regions to win customer loyalty," Mr. Cogan added.


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     Mr. Spielvogel said, "I first became involved with United Auto in 1993 as an investor. Since October 1994, I have led the turnaround of the Company; participated with Marshall Cogan in the program to gain manufacturers' approval for public ownership, and worked with JP Morgan to take the Company public."

     He added, "Having completed what I came to accomplish, it is now time for next career."

     Mr. Spielvogel's contract ends December 31, 2000; he will continue as a consultant to United Auto until then.

     The Company said that it is continuing its search for an automotive retailing executive to fill the position of President and Chief Operating Officer and has retained Korn Ferry International to identify candidates for this position.

     Since the completion of the Company's initial public offering on October 28, 1996, United Auto has announced four acquisitions with total revenues exceeding $800 million. The Company reported pro forma 1996 net income of $21.2 million on revenues of $1.6 billion. Taking into consideration these recently announced acquisitions, the Company estimates that its current run rate for 1997 exceeds $2.6 billion.

     United Auto has pursued a strategy based on internal growth from its existing dealerships and from strategic acquisitions. On March 6, 1997, the Company announced the acquisition of three Ford dealerships in the Chattanooga and Atlanta markets; the transaction is expected to close by mid-May. The Company completed the acquisition of Houston-based Shannon Automotive Ltd., which operates Crown Dodge and Jeep Eagle Chrysler-Plymouth, this week and is expected to complete the previously announced acquisitions of Las Vegas-based Gary Hanna Nissan Inc. by mid-May and the nine Florida and Long Island dealerships owned by the Staluppi family by mid-May.

     United Auto operates 41 franchises in Arizona, Connecticut, Georgia, New Jersey, New York, Tennessee and Texas. As an integral part of its dealership operations, United Auto sells used vehicles and operates eight stand-alone United Auto Mart used vehicle retail centers. United Auto dealerships market a complete line of aftermarket automotive products and services through United AutoCare. The Company also owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.



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     This press release contains forward-looking information, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's prospectus dated October 23, 1996.















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